Exhibit 10.14

CONFIDENTIAL

EXCLUSIVITY, PRODUCT LIABILITY ANS OTHER COMMITMENTS FROM SUPPLIER

AMENDMENT N°1

This addendum is made between Sephora and the Supplier.

	Sephora	Supplier

Company Name	Sephora S.A.	Solazyme, Inc.
Principal Place of Business	65 avenue Edouard Vaillant 92100 Boulogne-Billancourt	225 Gateway Boulevard South San Francisco, CA 94080
State of Incorporation	France	Delaware, U.S.A.
Represented by	Martina Karlova de Camaret	Harrison Dillon
Title	Director Exclusive Offer Europe	President and Chief Technology Officer

Sephora and the Supplier have made a supply agreement on December 7th 2010 (hereinafter referred as to “the Agreement”).

IT HAS BEEN AGREED BETWEEN THE PARTIES AS FOLLOWS:

•	The parties expressly agree to replace the Article 6.7 b) by :

“As Sephora provides the services, Sephora shall invoice the media plan and / or the animations and / or PR events actually provided. 50% of the invoice amount shall be deducted from the down payment made by Supplier as explained in a) above.

The invoice shall be contractually set-off against the amounts owed by Sephora for the purchase of the Products, failing which it will be paid by Supplier within 45 days of the end of the month of invoice.”

•	The other terms and conditions of the Agreement remain unchanged.

•	This Amendment is effective retroactively as from December 7th 2010.

In Boulogne-Billancourt,

On January 14th, 2011

In two copies

/s/ Martina Karlova de Camaret	/s/ Harrison Dillon
Sephora	The Supplier